Exhibit 99.1

PRESS RELEASE CONTACT:  MICHAEL SENKEN

PHONE:  (770) 651-9100

MIMEDX FIRST QUARTER REVENUE EXCEEDED
UPPER END OF GUIDANCE

COMPANY ANNOUNCES SECOND QUARTER REVENUE GUIDANCE

Marietta, Georgia, April 7, 2014 (PR Newswire) -- MiMedx Group, Inc.  (NASDAQ: MDXG), an integrated developer, manufacturer and marketer of patent protected regenerative biomaterials and bioimplants processed from human amniotic membrane, announced today that its first quarter of 2014 revenue slightly exceeded the upper end of its previously announced guidance. The Company also announced its guidance for the second quarter of 2014.

Parker H. “Pete” Petit, Chairman and CEO, said, “When we announced our first quarter revenue guidance in late February, we provided a range that took into consideration the degree of confusion that was present in the market due to the implementation of the Hospital Outpatient Prospective Payment System (“OPPS”) Final Rule issued by the Centers for Medicare and Medicaid Services (“CMS”) effective January 1, 2014. As we stated in our March 24, 2014, press release, anytime there is a significant change in reimbursement methodology, there is the potential for a temporary period of confusion on the part of health care facilities and physicians that could negatively impact product sales. That occurred as we anticipated during the first quarter; however, March revenue grew significantly, and we believe most of the wound care centers have absorbed the changes and are comfortable with the new reimbursement processes. Driven by our record March revenue, our first quarter revenue slightly exceeded the top end of our guidance range. We expect a minimal amount of the confusion experienced in the first quarter will continue for a portion of the second quarter and then dissipate during the second quarter. We have taken that into consideration with our second quarter revenue guidance.”

The Company estimates second quarter of 2014 revenue will be in the range of $21.5 million to $23.5 million. On March 24, 2014, the Company updated its guidance for full year 2014 and forecasted its revenue to be in the range of $95 million to $110 million. The Company has reiterated this updated full year revenue guidance.

“The first quarter of 2014 marks the tenth straight quarter that we have met or exceeded our revenue guidance. Considering our very rapid growth rate, this should be a compliment to our management team for managing the many variables involved,” added Petit.

Bill Taylor, President and COO, stated, “We believe this change in methodology by CMS regarding the packaging of the reimbursement for certain products used in advanced wound care with the related procedure is very favorable to MiMedx and our size appropriate and clinically effective allografts. Combining that factor with our reimbursement coverage from the Medicare Administrative Contractors (MACs), and our growing breadth of reimbursement coverage by state Medicaid plans and commercial health plans, we expect the rate of our quarter-over-quarter revenue growth to increase with the second, third and fourth quarter’s results.”

About MiMedx
MiMedx® is an integrated developer, manufacturer and marketer of patent protected regenerative biomaterial products and bioimplants processed from human amniotic membrane. “Innovations in Regenerative Biomaterials" is the framework behind our mission to give physicians products and tissues to help the body heal itself. Our biomaterial platform technologies include AmnioFix® and EpiFix®, our tissue technologies processed from human amniotic membrane that is derived from donated placentas. Through our donor program, mothers delivering full-term Caesarean section births can elect in advance of delivery to donate the placenta in lieu of having it discarded as medical waste. We process the human amniotic membrane utilizing our proprietary PURION® process, to produce a safe and effective implant. MiMedx® is the leading supplier of amniotic tissue, having supplied over 200,000 allografts to date for application in the Wound Care, Surgical, Sports Medicine, Ophthalmic and Dental sectors of healthcare.

Safe Harbor Statement
This press release includes statements that look forward in time or that express management’s beliefs, expectations or hopes.  Such statements are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  These statements include, but are not limited to, the dissipation of reimbursement confusion resulting from the recently implemented CMS reimbursement methodology, the impact of the new CMS reimbursement methodology, MAC coverage and recent coverage awards from state Medicaid plans and commercial health plans on revenue growth, the prospect of coverage from additional Medicaid and commercial health plans, and the Company’s updated first quarter revenue expectation and projected revenues for second quarter, third quarter and full year 2014. These statements are based on current information and belief, and are not guarantees of future performance.  Among the risks and uncertainties that could cause actual results to differ materially from those indicated by such forward-looking statements include that the reimbursement confusion from the change in CMS reimbursement methodology may not dissipate in the time period anticipated, that the new CMS reimbursement methodology, MAC coverage and current coverage by state Medicaid plans and commercial health plans might not have the expected effect on revenue growth, that the Company many not be successful in obtaining additional coverage for its products, that the Company may not achieve its projected revenue goals, and the risk factors detailed from time to time in the Company’s periodic Securities and Exchange Commission filings, including, without limitation, its 10-K filing for the fiscal year ended December 31, 2013. By making these forward-looking statements, the Company does not undertake to update them in any manner except as may be required by the Company’s disclosure obligations in filings it makes with the Securities and Exchange Commission under the federal securities laws.